HNI Corporation 600 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax 563 272 7347, www.hnicorp.com

News Release

For Information Contact:
Marshall H. Bridges, Senior Vice President and Chief Financial Officer (563) 272-7400
Matthew S. McCall, Vice President, Investor Relations and Corporate Development (563) 275-8898

HNI CORPORATION PROVIDES PANDEMIC RESPONSE UPDATE; REPORTS STRONG FIRST QUARTER 2020 RESULTS

MUSCATINE, Iowa (April 22, 2020) – HNI Corporation (NYSE: HNI) today announced sales for the first quarter ended March 28, 2020 of $468.7 million and net loss of $23.9 million. GAAP net income (loss) per diluted share was ($0.56), compared to $0.02 in the prior year. GAAP operating profit was impacted by intangible impairments and one-time charges related to the COVID-19 crisis of $37.7 million. Non-GAAP net income per diluted share was $0.21, compared to $0.02 in the prior year. GAAP to non-GAAP reconciliations follow the financial statements in this release.

Pandemic Response Update
Health, safety, and community support
Earlier this month, the Corporation announced the implementation of workplace health and safety measures consistent with guidelines from the Centers for Disease Control and Prevention.  The Corporation is taking strong measures to create social distancing and keep members safe.  All members able to work remotely are currently doing so.  In addition, the Corporation has reorganized production facilities to protect members and increased the frequency and depth of cleanings, among other measures.

To support local communities and health providers, the Corporation is producing, donating, and supporting the production of personal protective equipment (PPE) to first responders, healthcare systems, and hospitals utilizing HNI’s facilities in Iowa, New York, and North Carolina.  These efforts include the manufacture of washable cloth facemasks, washable cloth facemask coverings, and washable and disposable protective gowns.  Further, the Corporation is loaning equipment processing time to support local vendors’ PPE production efforts.

Cost savings and cash flow support
In its COVID-19 response update on April 6th, the Corporation provided details around its debt and liquidity levels and withdrew its fiscal 2020 sales and earnings guidance. The Corporation also announced plans to reduce operating costs, lower capital expenditures, and temporarily suspend share repurchase activity to support free cash flow. Since then, the Corporation has taken additional actions, including:

•
Salaries reduced. Base salaries for salaried exempt members were reduced by 10 percent; executive salaries were reduced by 15 percent; and CEO Jeff Lorenger’s salary was reduced by 25 percent. These measures will be reassessed in six months.

•	Board retainers reduced. The Corporation’s Board of Directors reduced its cash and equity retainers by 25 percent. This action will also be reassessed in six months.

•	Members furloughed. Members have been furloughed to better match staffing levels with demand activity. The Corporation will pay all health insurance premiums for these members during furlough.

•	Capital plan reduced. The Corporation reduced its capital expenditure budget for 2020 from approximately $65 million to $35 million.

“We are taking an aggressive, yet balanced approach to our pandemic response. Our primary focus is on the health and safety of our members, and we have implemented measures accordingly. Financially, we entered this crisis from a position of strength with modest debt levels, strong liquidity, and earnings momentum. To maintain that strength and ensure the long-term health of the organization, we are taking aggressive cost actions and other measures to support cash flow,” stated Jeff Lorenger, HNI Corporation, Chairman, President, and Chief Executive Officer.

First Quarter Highlights

•	GAAP operating profit was impacted by intangible impairments and one-time charges related to the COVID-19 crisis. Non-GAAP operating profit expanded 279 percent from the prior-year quarter.

•	Gross margin and non-GAAP operating margin expanded 220 bps from the prior-year quarter. Both segments generated year-over-year non-GAAP operating margin expansion.

•	Hearth Products segment revenue increased 2.6 percent organically from the prior-year quarter and strengthened through the quarter.

•	Quarter-ending debt levels were $230 million, equal to a gross leverage ratio of approximately 1.0x. Liquidity, as measured by cash and borrowing availability at the end of Q1 was $356 million.

“Our first quarter results demonstrate the strength of our operating platform as our annual productivity and cost savings initiatives again drove improved profitability. Unfortunately, the COVID-19 pandemic has derailed what began as another strong year. While our continued focus is on the safety of our members and on managing through the near-term revenue pressure associated with the crisis, I remain confident in our long-term strategic direction,” said Mr. Lorenger.

HNI Corporation - Financial Performance
(Dollars in millions, except per share data)
	Three Months Ended
	March 28, 2020	March 30, 2019	Change
GAAP
Net Sales	$468.7	$479.5	(2.2%)
Gross Profit %	37.6%	35.4%	220	bps
SG&A %	35.6%	34.6%	100	bps
Impairment Charges %	7.0%	—%
Operating Income (Loss)	($23.7)	$3.7	NM
Operating Income (Loss) %	(5.1%)	0.8%	-590	bps
Effective Tax Rate	6.4%	34.8%
Net Income (Loss) %	(5.1%)	0.2%	-530	bps
EPS – diluted	($0.56)	$0.02	NM

Non-GAAP
Gross Profit %	37.6%	35.4%	220	bps
Operating Income	$13.9	$3.7	279%
Operating Income %	3.0%	0.8%	220	bps
EPS – diluted	$0.21	$0.02	950%

First Quarter Summary Comments

•
Consolidated net sales decreased 2.2 percent from the prior-year quarter to $468.7 million. On an organic basis, sales decreased 2.5 percent. The impact of acquiring small hearth companies increased sales $1.1 million compared to the prior-year quarter. A reconciliation of organic sales, a non-GAAP measure, follows the financial statements in this release.

•
Gross profit margin expanded 220 basis points compared to the prior-year quarter. This increase was primarily driven by price realization and net productivity, partially offset by lower office volume and increased tariff expense.

•
Selling and administrative expenses as a percent of sales increased 100 basis points compared to prior year, due to $5.0 million one-time costs related to the COVID-19 pandemic (of which $1.6 million was recorded as a corporate charge). Lower office volume was fully offset by lower core SG&A spend and reduced variable compensation.

•	The Corporation recorded charges of $32.7 million in the first quarter related to the impairment of goodwill and intangible assets.

•
Non-GAAP net income per diluted share was $0.21 compared to $0.02 in the prior-year quarter.  The $0.19 increase was primarily due to price realization, net productivity, and lower core SG&A spend, partially offset by lower office volume and increased tariff expense.

Office Furniture – Financial Performance
(Dollars in millions)
	Three Months Ended
	March 28, 2020	March 30, 2019	Change
GAAP
Net Sales	$338.4	$353.5	(4.3%)
Operating Loss	($33.2)	($1.7)	NM
Operating Loss %	(9.8%)	(0.5%)	-930	bps

Non-GAAP
Operating Profit (Loss)	$2.8	($1.7)	264%
Operating Profit (Loss) %	0.8%	(0.5%)	130	bps

•	Office furniture net sales decreased 4.3 percent from the prior-year quarter to $338.4 million.

•
Office furniture GAAP operating profit margin decreased 930 basis points versus the prior-year quarter. On a non-GAAP basis, segment operating margin expanded 130 basis points year-over-year, driven by price realization, net productivity, and lower core SG&A spend, partially offset by lower volume and higher tariff expense.

•
The office furniture segment recorded charges of $32.7 million in the first quarter related to the impairment of goodwill and intangible assets, as well as $3.4 million related to the COVID-19 pandemic.

Hearth Products – Financial Performance
(Dollars in millions)
	Three Months Ended
	March 28, 2020	March 30, 2019	Change
GAAP
Net Sales	$130.3	$125.9	3.5%
Operating Profit	$20.7	$17.6	17.4%
Operating Profit %	15.9%	14.0%	190	bps

Non-GAAP
Operating Profit	$20.7	$17.6	17.4%
Operating Profit %	15.9%	14.0%	190	bps

•
Hearth products net sales increased 3.5 percent from the prior-year quarter to $130.3 million. On an organic basis, sales grew 2.6 percent. The impact of acquiring small hearth companies increased sales $1.1 million compared to the prior-year quarter.

•	Hearth products operating profit margin expanded 190 basis points, driven by price realization and higher volume, partially offset by increased tariff expense.

Concluding Remarks
"Although volumes and profit levels will be adversely impacted by the pandemic, we will adjust our business, maintain our long-term focus, and utilize our strong balance sheet to successfully weather this crisis. The HNI culture shines in times like these. Together, our members, dealers, suppliers, and communities will overcome the challenges presented by this crisis. Our business is strong, our leadership is seasoned, our members are capable and dedicated, and I am confident in our ability to effectively navigate this difficult period,” Mr. Lorenger concluded.

Conference Call
HNI Corporation will host a conference call on Thursday, April 23, 2020 at 10:00 a.m. (Central) to discuss first quarter fiscal year 2020 results. To participate, call 1-877-512-9166 – conference ID number 1049187. A live webcast of the call will be available on HNI Corporation’s website at http://www.hnicorp.com (under Investors – News Releases & Events). A replay of the webcast will also be made available at that website address. An audio replay of the call will be available until Thursday, April 30, 2020, 10:59 p.m. (Central) by dialing 1-855-859-2056 or 1-404-537-3406 – Conference ID number 1049187.

About HNI Corporation
HNI Corporation is an NYSE traded company (ticker symbol: HNI) providing products and solutions for the home and workplace environments. HNI Corporation is a leading global office furniture manufacturer and is the nation's leading manufacturer of hearth products. The Corporation's strong brands have leading positions in their markets. More information can be found on the Corporation's website at www.hnicorp.com.

Forward-Looking Statements
This release contains "forward-looking" statements based on current expectations regarding future plans, events, outlook, objectives, financial performance, expectations for sales growth, and earnings per diluted share (GAAP and non-GAAP), including statements regarding the expected effects on our business, financial condition and results of operations from the COVID-19 pandemic. Forward-looking statements can be identified by words including “expect,” “believe,” “anticipate,” “estimate,” “may,” “will,” “would,” “could,” “confident”, or other similar words, phrases, or expressions. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Corporation's actual future results and performance to differ materially from expected results. These risks include but are not limited to: the duration and scope of the COVID-19 pandemic, and its effect on people and the economy; the levels of office furniture needs and housing starts; overall demand for the Corporation's products; general economic and market conditions in the United States and internationally; industry and competitive conditions; the consolidation and concentration of the Corporation's customers; the Corporation's reliance on its network of independent dealers; change in trade policy; changes in raw material, component, or commodity pricing; market acceptance and demand for the Corporation's new products; changing legal, regulatory, environmental, and healthcare conditions; the risks associated with international operations; the potential impact of product defects; the various restrictions on the Corporation's financing activities; an inability to protect the Corporation's intellectual property; impacts of tax legislation; and force majeure events outside the Corporation’s control. A description of these risks and additional risks can be found in the Corporation's annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q. The Corporation assumes no obligation to update, amend, or clarify forward-looking statements, except as required by applicable law.

HNI Corporation and Subsidiaries
Condensed Consolidated Statements of Comprehensive Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 28, 2020	March 30, 2019
Net sales	$468,704	$479,456
Cost of sales	292,686	309,842
Gross profit	176,018	169,614
Selling and administrative expenses	167,085	165,937
Impairment charges	32,661	—
Operating income (loss)	(23,728)	3,677
Interest expense, net	1,811	2,111
Income (loss) before income taxes	(25,539)	1,566
Income taxes	(1,643)	546
Net income (loss)	(23,896)	1,020
Less: Net loss attributable to non-controlling interest	(1)	(2)
Net income (loss) attributable to HNI Corporation	$(23,895)	$1,022

Average number of common shares outstanding – basic	42,628	43,534
Net income (loss) attributable to HNI Corporation per common share – basic	$(0.56)	$0.02
Average number of common shares outstanding – diluted	42,628	44,089
Net income (loss) attributable to HNI Corporation per common share – diluted	$(0.56)	$0.02

Foreign currency translation adjustments	$(600)	$963
Change in unrealized gains (losses) on marketable securities, net of tax	59	90
Change in pension and post-retirement liability, net of tax	—	(1,185)
Change in derivative financial instruments, net of tax	(2,216)	(309)
Other comprehensive income (loss), net of tax	(2,757)	(441)
Comprehensive income (loss)	(26,653)	579
Less: Comprehensive loss attributable to non-controlling interest	(1)	(2)
Comprehensive income (loss) attributable to HNI Corporation	$(26,652)	$581

HNI Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 28, 2020	December 28, 2019
Assets
Current Assets:
Cash and cash equivalents	$35,413	$52,073
Short-term investments	835	1,096
Receivables	235,617	278,124
Allowance for doubtful accounts	(5,170)	(3,559)
Inventories	170,522	163,465
Prepaid expenses and other current assets	44,170	37,635
Total Current Assets	481,387	528,834
Property, Plant, and Equipment:
Land and land improvements	29,776	29,394
Buildings	294,903	295,517
Machinery and equipment	579,958	581,225
Construction in progress	21,284	20,881
	925,921	927,017
Less accumulated depreciation	551,335	545,510
Net Property, Plant, and Equipment	374,586	381,507
Right-of-use Finance Leases	2,032	2,129
Right-of-use Operating Leases	71,625	72,883
Goodwill and Other Intangible Assets	418,770	445,709
Other Assets	21,499	21,450
Total Assets	$1,369,899	$1,452,512
Liabilities and Equity
Current Liabilities:
Accounts payable and accrued expenses	$338,954	$453,202
Current maturities of long-term debt	1,830	790
Current maturities of other long-term obligations	2,975	1,931
Current lease obligations - Finance	577	564
Current lease obligations - Operating	21,279	22,218
Total Current Liabilities	365,615	478,705
Long-Term Debt	228,460	174,439
Long-Term Lease Obligations - Finance	1,479	1,581
Long-Term Lease Obligations - Operating	57,585	58,233
Other Long-Term Liabilities	66,397	67,990
Deferred Income Taxes	98,708	87,196
Equity:
HNI Corporation shareholders' equity	551,332	584,044
Non-controlling interest	323	324
Total Equity	551,655	584,368
Total Liabilities and Equity	$1,369,899	$1,452,512

HNI Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended
	March 28, 2020	March 30, 2019
Net Cash Flows From (To) Operating Activities:
Net income (loss)	$(23,896)	$1,020
Non-cash items included in net income:
Depreciation and amortization	19,487	19,040
Other post-retirement and post-employment benefits	364	369
Stock-based compensation	4,358	2,451
Reduction in carrying amount of right-of-use assets	5,599	5,559
Deferred income taxes	12,258	1,119
Impairment of goodwill and intangible assets	32,661	—
Other – net	(2,252)	2,038
Net increase (decrease) in operating assets and liabilities, net of divestitures	(81,573)	(55,038)
Increase (decrease) in other liabilities	(312)	(4,832)
Net cash flows from (to) operating activities	(33,306)	(28,274)

Net Cash Flows From (To) Investing Activities:
Capital expenditures	(8,488)	(17,575)
Proceeds from sale of property, plant, and equipment	49	68
Acquisition spending, net of cash acquired	(9,321)	—
Capitalized software	(4,671)	(1,521)
Purchase of investments	(1,456)	—
Sales or maturities of investments	996	450
Net cash flows from (to) investing activities	(22,891)	(18,578)

Net Cash Flows From (To) Financing Activities:
Payments of long-term debt	(15,000)	(606)
Proceeds from long-term debt	70,129	46,897
Dividends paid	(13,033)	(12,872)
Purchase of HNI Corporation common stock	(5,839)	(23,869)
Proceeds from sales of HNI Corporation common stock	722	5,413
Other – net	2,558	2,942
Net cash flows from (to) financing activities	39,537	17,905

Net increase (decrease) in cash and cash equivalents	(16,660)	(28,947)
Cash and cash equivalents at beginning of period	52,073	76,819
Cash and cash equivalents at end of period	$35,413	$47,872

HNI Corporation and Subsidiaries
Reportable Segment Data
(In thousands)

(Unaudited)

	Three Months Ended
	March 28, 2020	March 30, 2019
Net Sales:
Office furniture	$338,386	$353,511
Hearth products	130,318	125,945
Total	$468,704	$479,456

Income (Loss) Before Income Taxes:
Office furniture	$(33,231)	$(1,731)
Hearth products	20,671	17,609
General corporate	(11,168)	(12,201)
Operating Income (Loss)	(23,728)	3,677
Interest expense, net	1,811	2,111
Total	$(25,539)	$1,566

Depreciation and Amortization Expense:
Office furniture	$11,332	$11,060
Hearth products	2,306	2,056
General corporate	5,849	5,924
Total	$19,487	$19,040

Capital Expenditures (including capitalized software):
Office furniture	$7,101	$10,319
Hearth products	2,973	4,998
General corporate	3,085	3,779
Total	$13,159	$19,096

	As of March 28, 2020	As of December 28, 2019
Identifiable Assets:
Office furniture	$785,063	$874,913
Hearth products	376,862	364,653
General corporate	207,974	212,946
Total	$1,369,899	$1,452,512

Non-GAAP Financial Measures

This earnings release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to HNI’s financial statements as prepared in accordance with GAAP are included below and throughout this earnings release. This information gives investors additional insights into HNI’s financial performance and operations. While HNI’s management believes the non-GAAP financial measures are useful in evaluating HNI’s operations, this information should be considered supplemental and not in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. In addition, these measures may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes.

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures within this earnings release: organic sales, gross profit, operating income (loss), operating profit (loss), income taxes, net income (loss), and net income (loss) per diluted share (i.e., EPS). These measures are adjusted from the comparable GAAP measures to exclude the impacts of the selected items as summarized in the table below. Generally, non-GAAP EPS is calculated using HNI’s overall effective tax rate for the period, as this rate is reflective of the tax applicable to most non-GAAP adjustments.

The sales adjustments to arrive at our non-GAAP organic sales information included in this earnings release excludes the impact of acquiring small hearth companies. The transactions excluded for purposes of our other non-GAAP financial information included in this earnings release include impairments of goodwill and intangible assets, and non-recurring costs related to the COVID-19 pandemic.

HNI Corporation Reconciliation
(Dollars in millions)
	Three Months Ended
	March 28, 2020			March 30, 2019
	Office Furniture	Hearth	Total	Office Furniture	Hearth	Total
Sales as reported (GAAP)	$338.4	$130.3	$468.7	$353.5	$125.9	$479.5
% change from PY	(4.3%)	3.5%	(2.2%)

Less: Acquisitions	—	1.1	1.1	—	—	—

Organic Sales (non-GAAP)	$338.4	$129.3	$467.6	$353.5	$125.9	$479.5
% change from PY	(4.3%)	2.6%	(2.5%)

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended March 28, 2020
	Gross Profit	Operating Income (Loss)	Tax	Net Income (Loss)	EPS
As reported (GAAP)	$176.0	$(23.7)	$(1.6)	$(23.9)	$(0.56)
% of net sales	37.6%	(5.1%)		(5.1%)
Tax %			6.4%

Impairment charges	—	32.7	4.0	28.7	0.67
COVID-19 costs	—	5.0	0.6	4.4	0.10

Results (non-GAAP)	$176.0	$13.9	$2.9	$9.2	$0.21
% of net sales	37.6%	3.0%		2.0%
Tax %			24.1%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended March 30, 2019
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$169.6	$3.7	$0.5	$1.0	$0.02
% of net sales	35.4%	0.8%		0.2%
Tax %			34.8%

Impairment charges	—	—	—	—	—

Results (non-GAAP)	$169.6	$3.7	$0.5	$1.0	$0.02
% of net sales	35.4%	0.8%		0.2%
Tax %			34.8%

Office Furniture Reconciliation
(Dollars in millions)
	Three Months Ended
	March 28, 2020	March 30, 2019	Percent Change
Operating profit (loss) as reported (GAAP)	$(33.2)	$(1.7)	NM
% of net sales	(9.8%)	(0.5%)

Impairment charges	32.7	—
COVID-19 costs	3.4	—

Operating profit (loss) (non-GAAP)	$2.8	$(1.7)	264%
% of net sales	0.8%	(0.5%)